Exhibit 99.1

CLICK COMMERCE REPORTS 12% PROFIT EXCLUDING A ONE-TIME
GAIN AND YEAR OVER YEAR REVENUE GROWTH OF 45%.

Chicago, IL – October 23, 2003 – Click Commerce, Inc. (Nasdaq: CKCM), a leading provider of eBusiness software and services solutions for the Global 2000, today announced total revenues of $5.0 million and net income of $610,000, excluding a one-time $965,000 gain for the quarter ended September 30, 2003 compared to revenues of $3.5 million and a net loss of $2.2 million in the same period last year. This represents the company’s first profitable quarter since its initial public offering in June 2000.

For the third quarter of 2003, the company reported consolidated net income of $1.58 million, or $0.19 per share, including a one-time gain of $965,000 relating to the reversal of a restructuring charge that was originally expensed in the second quarter of 2003.  Total revenue for the quarter was up 45% over revenues of $3.5 million for the same period last year.  As of September 30, 2003, Click Commerce had cash and cash equivalents totaling $11.4 million or almost $1.40 per outstanding share.

The one-time gain of $965,000 resulted from the negotiated termination of a lease on excess office space in Chicago for an amount substantially less than the amount written-off with respect to that space as part of the restructuring charge taken in the second quarter 2003.

“Every company, public or private, has two basic goals. The first is to achieve and sustain profitability, and we have aggressively pursued that target,” said Mike Nelson, Chief Financial Officer for Click Commerce. “The second is to maintain the company’s financial viability based on solid business fundamentals and sound accounting principles. Our customers and investors can see that our positive balance sheet both supports and reflects our business success. These solid financials, along with our strong technology leadership, management focus and proven customer support establishes the base for continued profitability.”

The company’s third quarter was marked by both new business wins and existing customer adoption of new software releases. Three new customers went live during the third quarter, and nine existing customers upgraded to the latest version of the company’s software.

“We strongly believe we are doing all the right things to build a solid company,” said Michael Ferro, Chairman and CEO of Click Commerce. “We have led the industry consolidation wave and our financial performance demonstrates our effectiveness at integrating our operations.  Our primary objective continues to be taking care of our Global 2000 customers and their one million registered users.” Ferro added.

About Click Commerce, Inc.
Click Commerce (Nasdaq: CKCM) provides the Allegis eBusiness Suite, a configurable software solution that enables global corporations to gain competitive advantage through improved relationships and operational efficiencies within their distribution channels through online commerce, channel management, and partner relationship management. Corporations such as Microsoft, Delphi, Black & Decker, York, Emerson, Samsung, BellSouth, Kawasaki, FedEx, Tellabs, and Volvo have transformed their channel relationships using the Click Commerce software.

Founded in 1996, Click Commerce leverages more than seven years of channel management expertise to enable global enterprises to significantly increase brand loyalty, customer satisfaction and financial performance. The company’s software is used by corporations in more than 70 countries and 15 languages. More information can be found at www.clickcommerce.com.

Forward-Looking Statement
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended: Statements in this press release that are not historical facts and refer to the company’s future prospects are `forward-looking statements’’ under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by words such as “expect, anticipate, intend, believe, hope, assume, estimate” and other similar words and expressions. The statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward-looking statements as a result of various factors, including but not limited to, the ability of Click Commerce to consummate strategic acquisitions, the extent of customer acceptance and utilization of Click Commerce’s Partner Relationship Management solutions, the impact of competitive products and services, the ability to develop new and enhanced versions of its products and services, the effect of economic and business conditions, the volume and timing of customer contracts, capital and intellectual property spending of Click Commerce’s target customers, changes in technology, deployment delays or errors associated with the company’s products and the company’s ability to protect its intellectual property rights. For a discussion of these and other risk factors that could affect Click Commerce’s business, see “Risk Factors” in Click Commerce’s annual report on Form 10-K for the year ended December 31, 2002, which is on file with the Securities and Exchange Commission.

Click Commerce® is a registered trademark of Click Commerce, Inc. The Allegis eBusiness Suite is a trademark of Click Commerce, Inc.  All other company and product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

Media:
Nellie Greely
Click Commerce, Inc.
(415) 551-0630
nellie.greely@clickcommerce.com

Investor:
Michael W. Nelson
Click Commerce, Inc.
(312) 377-3887
michael.nelson@clickcommerce.com

Click Commerce, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)

ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$11,372	$34,013
Trade accounts receivable, net	4,544	4,912
Prepaids and other current assets	1,051	920
Total current assets	16,967	39,845

Property and equipment, net	927	2,333
Restricted cash	170	—
Goodwill and intangible assets	426	—
Other assets	305	104
Total assets	$18,795	$42,282

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$855	$504
Billings in excess of revenues earned on contracts in progress	428	376
Deferred revenue	4,439	3,774
Accrued compensation	1,053	727
Accrued expenses and other current liabilities	1,647	1,408
Accrued restructuring	225	282
Current portion of capital lease obligations	264	643
Total current liabilities	8,911	7,714

Capital lease obligations, less current portion	—	47
Accrued restructuring, long term	97	—
Total liabilities	9,008	7,761

Shareholders’ equity:
Preferred stock	—	—
Common stock	8	8
Additional paid-in capital	62,252	82,532
Accumulated other comprehensive income	135	148
Deferred compensation	(194)	(246)
Treasury stock	(117)	(117)
Accumulated deficit	(52,297)	(47,804)
Total shareholders’ equity	9,787	34,521

Total liabilities and shareholders’ equity	$18,795	$42,282

Click Commerce, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002

Revenues
Product license	$584	$214	$1,452	$1,530
Subscription	571	—	1,515	—
Maintenance and hosting	1,692	1,688	4,868	5,359
Service	2,194	1,584	5,209	7,356
Total revenues	5,041	3,486	13,044	14,245

Cost of revenues
Product license	69	190	295	522
Service	2,197	1,952	6,310	6,534
Total cost of revenues	2,266	2,142	6,605	7,056

Gross profit	2,775	1,344	6,439	7,189

Operating expenses
Sales and marketing	676	1,488	2,507	8,084
Research and development	587	880	1,928	3,766
General and administrative	891	963	3,738	3,639
Amortization of stock-based compensation	8	385	52	1,197
Amortization of intangible assets	40	—	67	—
Restructuring and other charges (recoveries)	(983)	—	2,960	1,213

Total operating expenses	1,219	3,716	11,252	17,899

Operating income (loss)	1,556	(2,372)	(4,813)	(10,710)

Other income	19	173	319	575

Income (loss) before income taxes	1,575	(2,199)	(4,494)	(10,135)
Income tax benefit	—	—	—	—

Net income (loss) available to common shareholders	$1,575	$(2,199)	$(4,494)	$(10,135)

Net income (loss) per weighted average common share outstanding:
• Basic and diluted	$0.19	$(0.27)	$(0.55)	$(1.26)

Weighted average common shares outstanding:
• Basic	8,136,643	8,040,148	8,117,148	8,047,879
• Diluted	8,186,102	8,040,148	8,117,148	8,047,879